COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF STATE
CORPORATION BUREAU
ARTICLES OF AMENDMENT
OF
TRISTATE CAPITAL HOLDINGS, INC.

Pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a), the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.
1.    The name of the corporation is: TriState Capital Holdings, Inc.
1.    The text of each amendment adopted is as follows:
Article FOURTH, as contained in the corporation’s Amended and Restated Articles of Incorporation filed May 25, 2006, shall be deleted in its entirety and now reads as follows:
“FOURTH:
Section 4.1.    Total Authorized Shares of Capital Stock. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 58,456,694 shares of capital stock, divided into two classes as follows:

Class	Number of Shares	Par Value
Common Stock (the “Common Stock”)	58,306,694	none
Preferred Stock (the “Preferred Stock”)	150,000	none
Section 4.2.    Classes of Common Stock. The Common Stock shall consist of two separate classes, of which 51,653,347 shares shall be designated as Voting Common Stock (“Voting Common Stock”) and 6,653,347 shares shall be designated as Non-Voting Common Stock (“Non-Voting Common Stock”). Except as otherwise expressly provided herein, Non-Voting Common Stock shall in all respects carry the same rights, privileges and preferences as the Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the Corporation) and shall be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange, stock split, reverse stock split, reclassification or other similar transaction).
Section 4.3.    Classes of Common Stock. Except as otherwise provided herein, the holders of the shares of Voting Common Stock shall, as such, vote together as a single class on all matters on which shareholders are generally entitled to vote. Each holder of any shares of Voting Common Stock, as such, shall be entitled to one vote for each share of Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation (including any amendment to designate the terms of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any amendment to designate the terms of any series of Preferred Stock) or pursuant to the Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”). The holders of Non-Voting Common Stock, as such, shall have no voting rights or power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein. The affirmative vote of the holders of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to (A) amend, alter, change or repeal any provision of these Articles of Incorporation if such amendment, alteration, change or repeal would significantly and adversely affect the powers, preferences, rights or privileges of the Non-Voting Common Stock contained in these Articles of Incorporation or (B) approve (or adopt any definitive document that contemplates the) consummation of a Reorganization Event (as defined below) in connection with which the Non-Voting Common Stock are not treated as provided in Section 4.8.
So long as any shares of Non-Voting Common Stock are outstanding, the vote or consent of the holders of at least a majority of the outstanding shares of Voting Common Stock and the outstanding shares of Non-Voting Common Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Pennsylvania law, any voluntary liquidation, dissolution or winding up of the Corporation.
Section 4.4.    Dividends. If the Corporation declares or pays a dividend with respect to the Voting Common Stock, then the Corporation shall at the same time declare and pay an equivalent dividend, on a per share basis, with respect to the Non-Voting Common Stock. If the Corporation declares or pays a dividend with respect to the Non-Voting Common Stock, then the Corporation shall at the same time declare and pay an equivalent dividend, on a per share basis, with respect to the Voting Common Stock. If a Stock Dividend (as defined below) with respect to the Voting Common Stock consists of shares of, or rights, options or warrants to purchase or otherwise acquire, shares of Voting Common Stock, then the equivalent Stock Dividend with respect to the Non-Voting Common Stock shall consist of shares of, or rights, option or warrants to purchase or otherwise acquire, Non-Voting Common Stock. As used herein, “Stock Dividend” means any dividend payable in shares of the Corporation’s capital stock or rights, options or warrants to purchase or otherwise acquire the Corporation’s capital stock.
Section 4.5.    Stock Splits, Subdivisions, Combinations, etc. If, at any time, the Corporation shall effect any transaction in which any shares of Voting Common Stock or any shares of Non-Voting Common Stock are divided into a greater number of shares (by stock split, subdivision, reclassification or otherwise, but excluding any Stock Dividend), or any transaction in which any shares of Voting Common Stock or any shares of Non-Voting Common Stock are consolidated or combined into a lesser number of shares (by reclassification, reverse stock split or otherwise), then, in each case, the shares of the other class of Common Stock shall, concurrently with the effectiveness of any such transaction, be proportionately split, subdivided, reclassified, combined, consolidated, reverse-split or otherwise, as appropriate, such that the number of shares of Voting Common Stock and Non-Voting Common Stock outstanding immediately following such transaction shall bear the same relationship to each other as did the number of shares of Voting Common Stock and Non-Voting Stock outstanding immediately prior to such transaction. Notwithstanding the foregoing, in any such transaction, (a) no holder of any shares of Voting Common Stock shall be entitled to receive, in respect of the shares of Voting Common Stock held by such holder, any shares of Non-Voting Common Stock (and instead such holder shall be entitled to receive shares of Voting Common Stock) and (b) no holder of any shares of Non-Voting Common Stock shall be entitled to receive, in respect of the shares of Non-Voting Common Stock held by such holder, any shares of Voting Common Stock (and instead such holder shall be entitled to receive shares of Non-Voting Common Stock).
Section 4.6.    Conversion of Non-Voting Common Stock.
(a) Conversion. Effective immediately upon any Permitted Regulatory Transfer (as defined below), each share of Non-Voting Common Stock so transferred shall automatically be converted into one share of Voting Common Stock. All shares of Voting Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable and clear of all liens, security interests, charges and other encumbrances (other than liens, security interests, charges and other encumbrances resulting from actions of the transferee, and any transfer restrictions arising under applicable securities laws).
(b) Effectiveness of Conversion. As of the close of business on the date of conversion, shares of Non-Voting Common Stock converted in accordance with this Section 4.6 shall not be deemed to be outstanding for any purpose and holders of converted Non-Voting Common Stock shall have no rights with respect to the Non-Voting Common Stock so converted, other than the right for the transferee in the Permitted Regulatory Transfer to receive the shares of Voting Common Stock issuable upon conversion of such Non-Voting Common Stock. Prior to the close of business on the date of conversion with respect to any share of Non-Voting Common Stock, shares of Voting Common Stock (or other securities) issuable upon conversion thereof shall not be deemed to be outstanding for any purpose and the holder of the to be converted shares of Non-Voting Common Stock shall have no rights or powers with respect to the Voting Common Stock into which such Non-Voting Common Stock shall be converted (including voting power) by virtue of holding such shares of Non-Voting Common Stock. Shares of Non-Voting Common Stock converted in accordance with this Section 4.6 shall automatically be retired and shall resume the status of authorized but unissued Non-Voting Common Stock, available for future issuance.
(c) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock such number of shares of Voting Common Stock that shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock and all shares of Non-Voting Common Stock that may be issuable upon conversion of any Preferred Stock or the exercise of any warrant of the Corporation.
(d) Certain Definitions. As used herein, (i) “Permitted Regulatory Transfer” means any transfer (A) in a Widespread Public Distribution (as defined below), (B) to the Corporation, (C) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any class of voting securities of the issuing company or (D) to a transferee that would control more than 50% of every class of voting securities of the issuing company without any transfer from the Person (for the avoidance of doubt, a Permitted Regulatory Transfer does not include a Transfer to any Affiliate of Purchaser or to any other person with which Purchaser is presumed to be acting in concert under 12 C.F.R. § 303.82(b)(2)), (ii) “Widespread Public Distribution” means any widespread public offering (including, without limitation, in a Block Trade (as defined in the Registration Rights Agreement (as defined below)), an Underwritten Shelf Take-Down (as defined in the Registration Rights Agreement) or any other transfer to an underwriter for the purpose of conducting a widespread public distribution or sale of securities, or sales pursuant to Rule 144 under the Securities Act of 1933, as amended), (iii) “Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust and (iv) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 30, 2020, by and between the Corporation and T-VIII PubOpps LP.
Section 4.7.    Reorganization Events. In the event of any (a) consolidation, merger, division, share exchange or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Voting Common Stock will be converted into cash, securities or other property of the Corporation or another Person, or the right to receive cash, securities or other property of the Corporation or another Person, (b) sale, transfer, lease, conveyance or other disposition to another Person of all or substantially all of the property or assets of the Corporation or any of its subsidiaries, in each case, pursuant to which the Voting Common Stock will be converted into cash, securities or other property of the Corporation or another Person, or the right to receive cash, securities or other property of the Corporation or another Person or (c) change, including by capital reorganization, reclassification or otherwise (other than a transaction resulting in an adjustment pursuant to Section 4.5), of the Voting Common Stock into any other securities (any such event, a “Reorganization Event”), each share of Non-Voting Common Stock shall be treated in all respects in the same manner as the shares of Voting Common Stock, including by each holder of any shares of Non-Voting Common Stock being entitled to receive, at the same time as the holders of any shares of Voting Common Stock and on a pro rata basis with the holders of any shares of Voting Common Stock (based upon the number of shares of Voting Common Stock then outstanding and the number of shares of Non-Voting Common Stock then outstanding), the same form and per share amount of cash, securities or other property that the holders of shares of Voting Common Stock receives or is entitled to receive; provided that (i) except as otherwise provided herein, no holder of any shares of Non-Voting Common Stock shall be entitled to vote any shares of Non-Voting Common Stock on such Reorganization Event and (ii) any securities into which any shares of Non-Voting Common Stock are converted into or exchanged for in such Reorganization Event shall (A) be non-voting securities with substantially identical voting and conversion rights, privileges, preferences and limitations as the shares of Non-Voting Common Stock and (B) otherwise be treated in the same manner as the securities into which any shares of Voting Common Stock are converted into or exchanged for in such Reorganization Even (including through rights and provisions that are substantially identical to those set forth in Sections 4.4, 4.5 and 4.8 and this Section 4.7) ((A) and (B), the “Applicable Requirements”). With respect to any applicable Reorganization Event, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the then outstanding shares of Non-Voting Common Stock) and take such actions necessary to ensure that the Applicable Requirements are satisfied. If, with respect to any Reorganization Event, the holders of shares of Voting Common Stock have the right to elect the form of consideration to be received in such Reorganization Event, the holders of Non-Voting Common Stock shall be entitled to participate in such election on the same terms and subject to the same conditions, and in accordance with the same procedures and pro ration mechanics, that apply with respect to the right of the holders of shares of Voting Common Stock to make any such election.
Section 4.8.    Repurchases and Other Offers. In the event that the Corporation offers to repurchase any shares of Voting Common Stock from its shareholders generally, or otherwise makes a tender offer with respect to any shares of Voting Common Stock, the Corporation shall offer to repurchase shares of or otherwise make a tender offer with respect to, as applicable, Non-Voting Common Stock pro rata based upon the number of shares of Voting Common Stock then outstanding and the number of shares of Non-Voting Common Stock then outstanding on the same terms and conditions that apply to the offer to repurchase shares of, or other tender offer with respect to, Voting Common Stock. In the event of any subscription offer, rights offer or similar offer to any holders of any shares of Voting Common Stock, the Corporation shall provide the holders of shares of Non-Voting Common Stock the right to participate in such subscription offer, rights offer or similar offer pro rata based upon the number of shares of Voting Common Stock then outstanding and the number of shares of Non-Voting Common Stock then outstanding and on the same terms and conditions that apply to the shares of Voting Common Stock with respect to such subscription offer, rights offer or similar offer; provided that any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Voting Common Stock.
Section 4.9.    Preferred Stock. The shares of the Preferred Stock may be issued from time to time in series. Each series will be designated so to distinguish the shares thereof from the shares of all other series. All shares of any particular series will be identical except, if entitled to cumulative dividends, as to the date or dates from which dividends thereon will be cumulative. Any series of the Preferred Stock may differ from any other series with respect to any designation, preference, qualification, privilege, limitation, restriction, special or relative right, or other term or condition. The Board of Directors of the Company is expressly vested with authority to establish and designate any one or more series of the Preferred Stock by filing a certificate of designations pursuant to the Pennsylvania Business Corporation Law and to fix and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, special or relative rights, or other terms and conditions of any series created thereby. In the event that at any time the directors of the Corporation will have established and designated one or more series of the Preferred Stock consisting of a number of shares which constitutes less than all of the authorized number of the Preferred Stock, the remaining authorized preferred shares will be deemed to be shares of an undesignated series of the Preferred Stock until designated by the directors of the Corporation as being part of a series previously established or a new series then being established by the directors.
2.    If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:
Not applicable.
3.    The date of adoption of each amendment was as follows: May 17, 2021.
4.    The amendment was approved by shareholder action, and such shareholder approval was obtained as required by 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).
5.    These articles will be effective upon filing.
This the 17th day of May, 2021.
TRISTATE CAPITAL HOLDINGS, INC.
By:     /s/ James Getz
    Name:    James Getz
    Title:     Chairman, President and Chief
Executive Officer